EXHIBIT 10.3.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS * . A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT NO. 2 TO
DISTRIBUTION AND MANUFACTURING
SERVICES AGREEMENT

This Amendment No. 2 to Distribution and Manufacturing Services Agreement is made as of January 31, 2006 (this “Amendment”) and amends the Distribution and Manufacturing Services Agreement, dated as of January 16, 2004, by and between Lev Development Corp.(formerly known as Lev Pharmaceuticals, Inc.), a Delaware corporation (“LEVPHARMA”), and Sanquin Blood Supply Foundation (“SANQUIN”), a not-for-profit corporation organized under the laws of The Netherlands, as amended by a First Amendment (the “Original Agreement” and together with this Amendment, the “Agreement”). Terms used in this Amendment without definition shall have the meanings given them in the Agreement.

WHEREAS, LEVPHARMA and SANQUIN entered into the Original Agreement in January 2004;

WHEREAS, the parties to the Original Agreement desire to amend the Original Agreement as more fully set forth herein to reflect developments in the relationship between the parties and the status of the manufacturing of the Product.

NOW THEREFORE, in consideration of the premises and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the each of the parties, the parties hereby amend the Original Agreement as follows:

1. Preamble. The Preamble to the Agreement is hereby amended by deleting the address for Lev Development Corp. and replacing it with the following address: 122 East 42nd Street, Suite 2606,  New York, New York 10168.

2. Section 3.2: Pre-approval. Section 3.2 of the Agreement is hereby amended by adding the following new section (d):

“(d) Commencing with the first calendar quarter in 2006, LEVPHARMA shall provide to SANQUIN within 45 days after the end of the calendar quarter, written progress reports on the status of the Clinical Study.”

3. Section 4.1(a): Supply for the Clinical Study. Section 4.1(a) of the Agreement is hereby amended by deleting the third and fourth sentence in their entirety and replacing them with the following:

  “SANQUIN shall provide an additional * Units to LEVPHARMA by March 1, 2006. In addition, SANQUIN will provide the remaining * Units to LEVPHARMA in accordance with Schedule 4.1(a) attached hereto.”

4. Section 4.1(c)(ii): Scale Up. Section 4.1(c)(ii) of the Agreement is hereby amended by deleting the language in Section 4.1(c)(ii) in its entirety and replacing it with the following:

“SANQUIN agrees to perform an analysis of the feasibility of scaling up the production of the Product and provide the results of this analysis to LEVPHARMA no later than May 30, 2006. The parties shall then make a mutual decision on whether or not to scale up the production of the Product (the “Scale Up”). In the event that a Scale Up is agreed to, the Parties shall negotiate in good faith to reach an agreement on the details of the Scale Up. Such agreement shall also include timelines as to when (a) clinical trial material and (b) commercial product from Scale Up shall be available, which timelines shall be dependent, among other things, upon the volume decided upon for Scale Up. Parties shall use best efforts to conclude such agreement by July 30, 2006.

5. Section 4.1(e): Clinical Study Specifications and Manufacturing Standards.
a. Section 4.1(e) of the Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following: “The Product for the Clinical Study shall be manufactured by SANQUIN according to the Clinical Specifications and Manufacturing Standards described in the Investigational New Drug Application No. 11838 and in any subsequent amendments thereto (collectively, the “IND Application”). Once the manufacturing of the conformance lots has commenced, the processes and procedures used to manufacture said lots shall supersede the Clinical Specifications and Manufacturing Standards described in the IND Application.”

b. All references in the Agreement to Exhibit 1 and/or the Quality Agreement are hereby deleted and are replaced with a reference to “the Clinical Specifications and Manufacturing Standards described in Section 4.1(e)”.

6. Section 5.1: Purchase Price. Section 5.1 of the Agreement is hereby amended by changing the words “recovered plasma” into “plasma” wherever these words appear in the language.

7. Section 5.2(a): Product Supplied for Clinical Study. Section 5.2(a) of the Agreement is hereby amended by deleting the last sentence in its entirety and replacing it with the following language:

“The loan from SANQUIN to LEVPHARMA in the amount of the Purchase Price will be interest free and due on January 16, 2014, provided, however, upon Regulatory Approval in the US, the loan will be cancelled and SANQUIN will provide a release of any and all security interests granted by LEVPHARMA to SANQUIN. In the event that the agreement is terminated prior to either the receipt of Regulatory Approval of the Product or January 16, 2014, the loan shall become due immediately.”

8. Section 12.2: Termination. Section 12.2 of the Agreement is hereby amended by deleting the language in Section 12.2(a)(i) in its entirety and replacing it with the following language:

“(i) LEVPHARMA after receiving complete and timely support and cooperation from SANQUIN fails to complete the enrollment (to be interpreted here as “last patient treated”)(the “Enrollment Completion”) of the Clinical Study by July 1, 2007, provided, however, that completion of either the Acute Study (Part A) or the Prophylaxis Study (Part B), shall constitute Enrollment Completion, or”

9. Article XXII: Notices. Article XXII of the Agreement is hereby amended by adding the following language in subsection (d) after the address for LEVPHARMA and before the address for SANQUIN:

“With a mandatory copy to:
Lev Pharmaceuticals, Inc.
122 East 42nd Street
Suite 2606
New York, New York 10168
Attention: Joshua D. Schein, CEO
Telephone: (212) 682-3096”

10. Full Force and Effect. Except to the extent the Original Agreement is modified by this Amendment, the other terms and provisions of the Original Agreement shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Original Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Distribution and Manufacturing Services Agreement as of the date first above written.

LEV DEVELOPMENT CORP.

By:  /s/ Joshua D. Schein

Joshua D. Schein, Ph.D.
Chief Executive Officer

SANQUIN BLOOD SUPPY FOUNDATION

By:  /s/ T. J. F. Buunen

T. J. F. Buunen
Chairman of the Executive Board

Schedule 4.1(a)

Production Timetable for * Units pursuant to Section 4.1(a) of the Distribution and Manufacturing Services Agreement dated January 16, 2004, as amended. The Product volume for each time point shall be produced and ready for delivery no later than the dates listed below:

Date:	Production (units)
June 30, 2006	*
September 30, 2006	*
December 31, 2006	*
March 31, 2007	*
June 30, 2007	*
September 30, 2007	*
Total	*